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                                                                    EXHIBIT 6(c)

                                  PNC(R) Fund
                 Amendment No. 2 to the Distribution Agreement


          This Amendment dated as of the 18th day of October, 1994, is entered into between The PNC FUND, a Massachusetts business trust (the "Company") and Provident Distributors, Inc. ("PDI"), a Delaware corporation (the
"Distributor").

          WHEREAS, the Company and the Distributor have entered into a Distribution Agreement dated as of January 31, 1994, and amended on September 23, 1994 (the "Distribution Agreement"), pursuant to which the Company appointed the Distributor to act as distributor to the Company;

          WHEREAS, the parties hereto desire to amend the Distribution Agreement to restate the substance of Amendment No. 1 to the Distribution Agreement and to clarify the payment of certain fees to the Distributor; and

          WHEREAS, except to the extent amended hereby, the Distribution Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

          NOW, THEREFORE, the parties hereby, intending to be legally bound, hereby agree as follows:

          1. Amendment No. 1 to the Distribution Agreement is hereby superseded by this Agreement.

          2. Paragraph (f) of Section 2 (relating to the delivery of documents) is amended to read in its entirety as follows:

          "(f) The Company's Distribution and Service Plan and related Distribution and Servicing Agreement relating to Series A Investor Class Shares and the Company's Series B Distribution Agreement relating to the Company's Series B Investor Class Shares."

          3. The following paragraph is inserted into the Distribution Agreement as paragraph 3A:

               "3A. Payments Relating to Distribution Plans.  Payments by the
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          Company relating to any distribution plan within the meaning of Rule
          12b-1 under the 1940 Act (a "Plan") adopted by the Company's Board of Trustees shall be payable to the Distributor or his assignees, all in accordance with the terms and conditions of such Plan."
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          4.  The following paragraph is inserted into the Distribution
Agreement as paragraph 3B:

               "3B.  Payments of Sales Charges.  Any front-end sales charges or
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          deferred sales charges payable in connection with purchases of Series
          A Investor Class Shares and Series B Investor Class Shares, respectively, shall be payable to the Distributor or his assignees, all in accordance with the Company's registration statement."

          5. Section 8 of the Distribution Agreement is amended to read in its entirety as follows:

               "8.  Duration and Termination.  This Agreement shall become
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          effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until
          March 31, 1995. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Company's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Trustees or by vote of a "majority of the outstanding voting securities" of the Company; provided, however, that this Agreement may be terminated by
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          the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by a vote of a "majority of the outstanding voting securities" of the Company on 60 days' written notice to the Distributor, or by the Distributor at any time, without the payment of any penalty, on 90-days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its "assignment." (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act.)"
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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.


                                    The PNC(R) Fund


                                    By:  ___________________________
                                         Name:
                                         Title:


                                    Provident Distributors, Inc.


                                    By:  ___________________________
                                         Name:
                                         Title: